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                                 Exhibit 21.1

                             List of Subsidiaries


                                                          Percent
       Name                      Jurisdiction            Ownership
       ----                      ------------            ---------

  Blyth Software, Inc.           California                 100%
  Blyth Software Limited         England                    100%
  Blyth Software GmbH            Germany                    100%